                              EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of March 21, 1997, is entered into between DOLPHIN INC., a New Jersey corporation (the "Company"), and ANDREW K. GARDNER (the "Employee").


                             W I T N E S S E T H :

            WHEREAS, Byron Preiss Multimedia Company, Inc. ("BPMC") and the Employee have simultaneously entered into a Stock Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to the terms of which BPMC is acquiring the Company from the Employee; and

            WHEREAS, BPMC is paying a portion of the purchase price of the Company through a certain Convertible Promissory Note of even date herewith (the "Convertible Note") and is securing its obligations to the Employee under the Convertible Note through a Pledge Agreement of even date hereof between BPMC and the Employee; and

            WHEREAS, the Company desires to employ the Employee on a full-time basis and to make the Employee's services available to BPMC and other affiliates from time to time and to be assured of his services on the terms and conditions hereinafter set forth; and

            WHEREAS, the Employee desires to accept such employment on such terms and conditions.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

            1. EMPLOYMENT. The Company hereby employs the Employee as the President and Chief Executive Officer of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

            2. TERM. The term of this Agreement shall commence on the date hereof and shall terminate on the third anniversary hereof (the "Term"), subject to the possibility of earlier termination pursuant to the provisions of Paragraph 9 hereof. Not later than six (6) months prior to the end of the Term, the parties shall commence discussing the terms and conditions of any extension of the Term. If not less than three (3) months prior to the end of the Term the Company has not offered in writing to the Employee to extend this Agreement for a period of one (1) year on terms (including base salary, incentive compensation and benefits) at least as favorable as the terms prevailing at the end of the Term,


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then the Company  shall pay to the Employee at the end of the Term,  in addition to the amounts otherwise payable hereunder, a lump-sum severance payment (the "Severance Payment") equal to eighteen (18) weeks of base salary and shall pay during such eighteen (18) week period the premiums on any insurance coverage for the Employee and his family provided hereunder immediately prior to the end of the Term. If the Company, not less than three (3) months prior to the end of the Term, offers an extension for a period of one (1) year on terms (including base salary, incentive compensation and benefits) at least as favorable as the terms prevailing at the end of the Term but the Employee declines to extend the Term of this Agreement, no severance shall be payable by the Company.

            3. DUTIES. During the Term, the Employee shall serve as the President and Chief Executive Officer of the Company and shall perform tasks reasonably assigned to him from time to time by officers and/or directors of BPMC. The Employee shall be responsible for the day-to-day management of the Company, shall use his best efforts to maintain key employees of the Company who perform in accordance with the Company's requirements and shall perform the functions identified on Exhibit "A" attached hereto, provided that, except as otherwise directed by the Company's Board of Directors, the Employee may delegate functions from time to time to other employees, consultants, agents and/or independent contractors in his reasonable discretion. Subject to the reasonable control of the Board of Directors of the Company, the Employee shall have such powers and duties as generally pertain to a Chief Executive Officer and President, together with such other rights, responsibilities and duties as may be reasonably conferred upon him by the Board of Directors of the Company consistent with his status as President and Chief Executive Officer. The Employee shall devote his full business time and energies to the business and affairs of the Company, BPMC and their affiliates and shall use his best efforts, skills and abilities to promote the interests of the Company, BPMC and their affiliates and to diligently and competently perform the duties of his position. Work performed by the Employee hereunder shall be performed by the Employee primarily at the Company's premises, except for travel as may be reasonably necessary for the Employee to perform his duties hereunder and for the Employee to attend monthly or semi-monthly meetings at BPMC's executive offices.

            4. COMPENSATION AND BENEFITS. (a) During the Term, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee's observance and performance of all of the provisions hereof, a "base salary" of not less than One Hundred Fifty Thousand Dollars ($150,000.00) per year. The Employee's base salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts.

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                        (b)   In addition to the base salary described
in Paragraph 4(a) above, for each Year (or partial Year) during the Term hereof in which the Company generates positive income before income taxes, the Employee shall be entitled to receive, in cash, guaranteed incentive compensation, to be paid on or before the 90th day following the end of each Year (or if the Employee's employment ends prior to the end of any Year, within ninety (90) days after the termination of employment). The incentive compensation payment to Employee shall equal (i) $25,000 (prorated for partial Years to the extent earned) plus (ii) the Company's income before income taxes for the Year (or partial Year) multiplied by a fraction, the numerator of which is $25,000 and the denominator of which is $512,000. Without limiting Paragraph 4(c)(iv) hereof, the Company shall not be required under this Paragraph 4(b) to pay incentive compensation in excess of $50,000 for any Year (prorated for partial Years to the extent earned). Computations of income before income taxes shall be made in the same manner as in the Company's audited financial statements for the year ended December 31, 1995, previously provided to BPMC, provided that incentive compensation under Paragraph 4(b)(ii) hereof shall be deemed to be an expense of the Company in the Year paid and not in the Year accrued.

                  (c) (i) During the Term, the Employee and his immediate family shall be entitled to participate in and benefit from, in accordance with the eligibility and other provisions thereof (which provisions shall not discriminate against the Employee), all medical, insurance (life, disability, health and otherwise), health, profit-sharing, pension, retirement, stock option, stock bonus and other employee benefit plans either identified on Exhibit "B" hereto and/or hereafter made available by BPMC to, or in effect for, its senior executives from time to time, and the Employee shall receive benefits thereunder consistent with benefits received by the other individuals receiving benefits under the employee benefit plans identified on Exhibit "B" and/or by senior executives of BPMC (it being understood that references herein to "employee benefit plans" are not intended to apply to benefits available solely to individual employees). The Employee shall be entitled to receive such other benefits and perquisites as BPMC may make available from time to time to its personnel with commensurate duties. The principal fringe benefits which will be available to the Employee are listed in Exhibit "B" attached hereto. The Company and BPMC retain the right to terminate, alter, replace or modify benefits under any such plans or policies on a non-discriminatory basis from time to time provided that such actions do not materially reduce the value of the aggregate benefits provided to the Employee under such plans or policies (in light of any additional benefits provided to the Employee in connection with such termination, alteration, replacement or modification). Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event that Federal law and/or state law directly causes the Company and/or BPMC to terminate, alter, replace or modify benefits (a "Required Benefits

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Change")  under  any such  plans or  policies,  then the  parties  hereto  shall negotiate in good faith to reasonably determine the approximate dollar amount, if any, at the reduction in the value of benefits caused by the Required Benefits Change, and the Company shall compensate the Employee for any such reduction in the value of benefits, over the period of the Term commencing with the date of such change in the benefits.

                      (ii) The Employee shall also be entitled to four (4) weeks paid vacation, scheduled by the Employee in his reasonable discretion, and seven
(7) days paid sick leave each Year during the Term; and to carry-over of any unused sick days from Year to Year.

                      (iii) In addition to the foregoing, the Employee shall be entitled to use of an automobile leased by the Company (or to reimbursement of lease payments if the Employee leases the automobile) and to reimbursement of all reasonable expenses related to the operation and maintenance of such automobile, including insurance, except for such portion of the lease payments and any other expenses relating to such automobile as would be attributed to the Employee's personal use of such automobile in accordance with allocation practices of the Company and the Employee as of the date hereof. At the end of each lease term of the Employee's automobile, a new lease, with a term not exceeding four years, shall be entered into for a new automobile comparable in quality to the automobile presently provided by the Company to the Employee.

                      (iv) At least once each Year during the Term hereof, the Board of Directors or appropriate committee of the Company shall consider paying the Employee incentive compensation or bonuses and/or increasing the base salary of the Employee above the minimum levels set forth herein; and the Board of Directors or appropriate committee of BPMC shall consider a grant to the Employee of incentive stock options under BPMC's 1993 Stock Option Plan, as amended. In making their determinations hereunder, the directors of the Company and BPMC shall give due consideration to the Employee's position with and importance to the Company and BPMC, the Employee's past and expected contributions to the Company and BPMC and compensation levels, bonuses and stock option grants awarded to other executives of BPMC and the Company.

            5. REIMBURSEMENT OF BUSINESS EXPENSES. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation to the Company and in accordance with such reasonable guidelines as may be established from time to time by the Company's Board of Directors, the Employee shall be reimbursed by the Company for all reasonable business expenses incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

            6.    CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. The Employee agrees that he will not, during the Term and for a period of one (1) year after the termination of the Employee's employment with the Company, disclose to anyone (other than the Company, its affiliates and their employees, directors, agents, consultants and other representatives) any confidential information or trade secret of the Company, BPMC or any affiliated entity or of any customer of the Company, BPMC or any affiliated entity ("Confidential Information") or use such Confidential Information for his own benefit, or for the benefit of third parties other than the Company and its affiliates. Notwithstanding the foregoing, Confidential Information shall be deemed not to include information which is or becomes generally available to the public or the Company's industry other than as a direct or indirect result of a wrongful disclosure by the Employee or any other person.

                  (b) RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of Employee's employment with the Company, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's (or any affiliated entity's) business, provided such materials incorporate Confidential Information, which are in the Employee's possession or control.

                  (c) COMPANY PROPERTY. The Confidential Information and any and all works conceived, developed, written or contributed by the Employee relating to the Employee's work for the Company (or an affiliated entity, as applicable) (whether during the Term or prior to the commencement of the Term), including any improvements and discoveries, concepts, ideas, designs, source codes, object codes, methods, formulas, know-how, techniques, or any improvements thereon, whether patentable or not, made, conceived or developed, in whole or in part, by the Employee with respect to any work in which the Employee is exposed shall be original and shall be deemed work specifically ordered or commissioned by the Company (or any affiliated entity) and each such work shall be considered a "work made for hire" within the meaning of 17 U.S.C. ss. 101 of the United States Copyright Act, as amended, and all rights to such work shall belong entirely to the Company. The Company shall have the exclusive rights to all copyrights, trademarks, patents and other proprietary rights relating to such work. The Employee hereby assigns and agrees to assign to the Company all such "work made for hire" and the Employee shall from time to time upon the Company's request (whether prior to or after termination of this Agreement) promptly execute and deliver to the Company any additional instruments necessary to effect the irrevocable assignment of all of the Employee's right, title and interest, including copyright and author rights, in such "works made for hire" to the Company and for the Company to obtain proprietary rights in connection therewith. It is the intention of this paragraph that the Company

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(or any  affiliated  entity,  with  respect  to  information  produced  for such company) shall have the right to copyright such work in the Company's (or such affiliated entity's) name and to use such work in any manner in the Company's sole discretion, whether for the product for which it was intended or otherwise, including any assignment of the rights to such work to third parties and in any ported, translated or otherwise revised or altered versions.

            7.    NON-COMPETITION.

                  (a) The Employee agrees that, during the Term and for a period of one (1) year after the termination of the Employee's employment with the Company, the Employee shall not, in the United States or any other geographic area where the Company does business, alone or in association with others: (i) engage, directly or indirectly, in the development, manufacture, packaging, distribution and/or sale of educational software products and/or computer-based training, tutorial and testing programs (the "Competitive Activities"); (ii) have any interest in or be employed by (or act as a consultant to) any company which is primarily engaged in Competitive Activities; and/or (iii) be employed in (or act as a consultant to) any division of a company if such division is engaged in Competitive Activities. Notwithstanding the foregoing, ownership of any amount of the securities of BPMC, the Company, any company controlled by BPMC and/or the Company or any successors thereof (each, a "Protected Company") or the ownership of 5% or less of any class of outstanding securities of a company whose securities are listed on a national securities exchange (including the NASDAQ Stock Market) or traded on the NASDAQ Small-Cap Market shall not be deemed to constitute a breach of this Paragraph 7.

                  (b) During the same period, the Employee shall not, and shall use his best efforts not to allow any person under his actual control (including employees and agents of the Company or any affiliated company under his actual control) to, directly or indirectly, on behalf of himself or any other person:
(i) accept Competitive Activity business from or solicit Competitive Activity business of any person who is, or who had been at any time during the preceding one (1) year, a customer of any Protected Company, or otherwise divert or attempt to divert any Competitive Activity business from a Protected Company;
(ii) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, a Protected Company to terminate his or her employment or other relationship with such Protected Company or hire any person who has left the employ of any Protected Company during the preceding one (1) year; or (iii) use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or confusingly similar to those used at any time by a Protected Company in connection with any product or service.

            8.    REMEDIES AND LIMITATIONS.

                  (a) The restrictions set forth in Paragraphs 6 and 7 hereof are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Paragraphs 6 and 7 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Paragraphs 6 or 7. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to specific performance, injunction and other equitable relief to secure the enforcement of these provisions, and the party seeking such relief shall not be required to post bond as a condition thereto. If any provisions of Paragraphs 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Paragraphs 6 or 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

                  (b) Paragraphs 6 and 7 shall forever terminate and be of no further force and effect in the event that (i) BPMC acknowledges in writing or an arbitration panel hereunder finally determines that the Company has terminated the Employee's employment without Cause (as defined in Paragraph 9(c) hereof), the Employee has terminated his employment for Good Reason (as defined in Paragraph 9(d) hereof) or the Agreement has terminated at its Term after the Company did not offer in writing, at least three (3) months prior to the end of the Term, to extend this Agreement for a one (1) year period on terms (including base salary, incentive compensation and benefits) at least as favorable as the terms prevailing at the end of the Term; and (ii) the Company fails to pay the Employee, within fifteen (15) days after such acknowledgement or determination, all amounts due hereunder, which failure continues more than thirty (30) days after written notice thereof. Paragraphs 6 and 7 shall also forever terminate and be of no further force and effect upon an Event of Default under Section 8(a) of the Convertible Note.

                  (c) It is expressly acknowledged and agreed that, immediately upon the termination or lapse of the limitations set forth in Paragraph 7(a) hereof (whether pursuant to Section 8(b) hereof or otherwise), the Employee shall not be subject to any

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prohibition against engaging in Competitive Activities (or activities related to
Competitive Activities), whether under this Agreement, the common law or otherwise.

            9. TERMINATION. This Agreement may be terminated prior to the expiration of the Term upon the occurrence of any of the events set forth in, and subject to the terms of, this Paragraph 9.

                  (a) DEATH. This Agreement will terminate immediately and automatically upon the death of the Employee; provided that the Employee's estate shall be entitled to receive any accrued but unpaid base salary as of the date of death, incentive compensation under Paragraph 4(b) for the Year (or partial Year) of death, and the Employee's immediate family members shall continue to be entitled to participate in, benefit from and receive the benefits received by them prior to the Employee's death for the balance of the Term.

                  (b) DISABILITY. Subject to compliance by the Company with applicable law, this Agreement may be terminated at the Company's option, immediately upon notice to the Employee, if the Employee shall become disabled. For the purposes of this Agreement, the term "disabled" shall mean the Employee's inability to perform his duties under this Agreement for a period of one hundred twenty (120) consecutive days or for an aggregate of one hundred fifty (150) days, whether or not consecutive, in any twelve (12)-month period, due to illness, accident or any other physical or mental incapacity, provided that this provision shall not be deemed to waive the Employee's right to seek reasonable accommodation for any disability, within the meaning of the Americans with Disabilities Act and applicable State law. In the event of any disagreement between the Employee and the Company as to whether the Employee is "disabled" so as to permit the Company to terminate the employment of the Employee pursuant to this Paragraph 9(b), the question of such "disability" shall, at the Employee's request, be submitted to an impartial and reputable physician selected by the mutual agreement of the Company and the Employee, whose determination shall be final and binding on the Company and the Employee (it being understood and agreed that the Company shall pay all fees and expenses of any such physician in connection therewith). Upon termination of the Employee's employment on account of disability, the Employee shall be entitled to receive (i) his full base salary for a period of six (6) months; (ii) one-half of the Employee's base salary for an additional period of one (1) year thereafter; and (iii) incentive compensation under Paragraph 4(b) for the Year (or partial Year) of termination.

                  (c) CAUSE. This Agreement may be terminated at the Company's option if any of the following events occur and continue for more than thirty
(30) days after the Company provides the Employee written notice thereof: (i) material breach by the Employee of any material provision of this Agreement;
(ii) gross

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negligence  or  willful  misconduct  of the  Employee  in  connection  with  the performance of his duties under this Agreement; (iii) the Employee's willful and grossly negligent refusal to perform his material duties or responsibilities
required   pursuant  to  this   Agreement;   (iv)  the  Employee's   intentional
misappropriation for personal use of any business opportunities or material assets of the Company; or (v) the Employee's conviction of, or plea of guilty or no contest to, any felony (any of the foregoing constituting "Cause"). Upon the termination of this Agreement for "Cause," the Employee shall be entitled to his base salary accrued to the date of termination (the "Date of Termination"), and
after  such  date  shall  not  be  entitled  to  any  base   salary,   incentive
compensation, bonus, benefits or other rights granted herein to the Employee.

                  (d)  GOOD REASON.

                      (i) The Employee may terminate this Agreement for "Good Reason" if any of the following events ("Trigger Events") occur and continue beyond the grace period, if any, provided therefor in Paragraph 9(d)(ii): (A) a material breach of any material provision of this Agreement by the Company (including the failure of the Company to pay when due the base salary or incentive compensation, if earned, or to provide the material benefits specified hereunder); (B) an "Event of Default" by BPMC under the Convertible Note (as such term is defined in the Convertible Note) and/or a "Default" by BPMC under the Pledge Agreement (as such term is defined in the Pledge Agreement); (C) the Company demotes the Employee so that the Employee is no longer serving as President and Chief Executive Officer of the Company, the Company assigns any of the Employee's material functions set forth on Exhibit "A" to any person who does not report directly or indirectly to the Employee or the Company assigns to the Employee any new job function outside the scope of duties that would be reasonably expected to be performed by a senior executive officer of the Company or BPMC, if such demotion or assignment is without the Employee's prior written consent; or (D) a relocation of the Company's principal place of business to any location more than twenty (20) miles from the Company's current principal place of business, without the Employee's prior written consent.

                      (ii) There shall be no grace period for a Trigger Event described in Paragraph 9(d)(i)(B) or Paragraph 9(d)(i)(D). Subject to Paragraph 9(d)(iii) hereof, the grace period for a Trigger Event described in Paragraph 9(d)(i)(A) or Paragraph 9(d)(i)(C) shall extend for thirty (30) days after the Employee gives written notice of such Trigger Event.

                      (iii) In connection with a notice of a Trigger Event hereunder, the Employee may demand that the existence of the Trigger Event and the actions required to eliminate the Trigger Event be submitted to binding arbitration hereunder under expedited procedures ("Accelerated Arbitration"). In such event, the grace period for the Trigger Event shall extend for fifteen (15) days after the arbitration decision.

                      (iv) In the event of termination upon the occurrence of a Trigger Event described in Paragraph 9(d)(i)(A), (B) or (C) or the Company's termination of the Employee's employment without Cause, the Employee shall be entitled to (A) a lump-sum payment, payable within twenty (20) days after termination, equal to the remaining base salary that the Employee would have received over the remaining Term of this Agreement; (B) incentive compensation under Paragraph 4(b) for the Year (or partial Year) of termination; and (C) continuing benefits over the remaining Term under Paragraph 4(c)(i) hereof, without the necessity of any mitigation of damages by the Employee. In the event of termination upon the occurrence of a Trigger Event described in Paragraph 9(d)(i)(D), then the Employee shall be entitled to incentive compensation under Paragraph 4(b) hereof for the Year (or partial Year) of termination, plus (D) if the Company relocates during the first Year of the Term hereof, a lump sum payment in an amount equal to his base salary then in effect, and continuing benefits, for a period of one year; (E) if the Company relocates during the Second Year of the Term hereof, a lump sum payment in an amount equal to his base salary then in effect, and continuing benefits, for a period of nine months; and (F) if the Company relocates during the third Year of the Term hereof, a lump sum payment in an amount equal to his base salary then in effect, and continuing benefits, for a period of six months or the period remaining in the Term, whichever ends sooner.

                      (v) If there occurs a Trigger Event which does not end within any grace period therefor but the Employee does not immediately terminate his employment, the Employee shall have the right to subsequently terminate his employment for "Good Reason" as a result of such Trigger Event at any time that the Trigger Event is continuing.

            10.  BOARD OF DIRECTORS; MEETINGS

                  (a) During the Term hereof, the Employee shall be elected to serve as a member of the Board of Directors of the Company. BPMC, as sole shareholder of the Company, hereby agrees to vote its shares of the Company to elect the Employee to serve as a director of the Company and to maintain the Employee as a director of the Company at all times during the Term of this Agreement.

                  (b) During the Term of this Agreement, BPMC shall afford the Employee the right to attend, in person, meetings of the Board of Directors of BPMC and shall provide the Employee with all information provided to the Board of Directors of BPMC. Notwithstanding the foregoing, the Board of BPMC, in its sole and reasonable discretion, may excuse the Employee from meetings or portions of meetings, or withhold information from the Employee, which involve the Employee or the Company.

            11.   MISCELLANEOUS.

                  (a) SURVIVAL. The provisions of Paragraphs 6, 7, and 8 shall survive the termination of this Agreement.

                  (b) ENTIRE AGREEMENT. This Agreement and the agreements and instruments referenced herein set forth the entire understanding of the parties and merge and supersede any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

                  (c) MODIFICATION. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

                  (d) WAIVER. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

                  (e) SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both the Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; provided, further, that no such transaction shall prejudice the rights of the Employee to incentive compensation hereunder and, if reasonably requested by the Employee, BPMC shall guaranty the obligations of the assignee of this Agreement or provide the Employee with a third party guaranty acceptable to the Employee. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

                  (f) COMMUNICATIONS. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when received (or rejected) by registered or certified mail. All notices and other communications shall be sent to the addresses set forth below, or to such other address as the recipient may specify by notice to the other party.

            TO THE COMPANY:         Dolphin Inc.
                                    c/o Byron Preiss Multimedia Company,
                                    Inc.
                                    24 West 25th Street
                                    New York, New York 10010
                                    Attention:  Mr. Byron Preiss

            WITH A COPY TO:         Kane Kessler, P.C.
                                    1350 Avenue of the Americas
                                    New York, New York  10019
                                    Attention:  Robert L. Lawrence, Esq.

            TO THE EMPLOYEE:        Andrew K. Gardner
                                    c/o Dolphin Inc.
                                    10 Foster Avenue
                                    Suite A2
                                    Gibbsboro, New Jersey 08026

            WITH A COPY TO:         Ballard Spahr Andrews & Ingersoll
                                    1735 Market Street
                                    51st Floor
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  Jeremy T. Rosenblum, Esq.


                  (g) SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                  (h) ARBITRATION. Any claim, controversy or dispute arising out of or relating to this Agreement or any interpretation or asserted breach thereof or performance thereunder, including without limitation any dispute concerning the scope of this arbitration provision, shall be settled by submission to final, binding and non-appealable arbitration ("Arbitration") for determination, without any right by any party to a trial de novo in a court of competent jurisdiction or a jury verdict. The Arbitration and all pre-hearing, hearing and post-hearing arbitration procedures, including those for Disclosure and Challenge, shall be conducted in accordance with the Commercial Arbitration

Rules (the "Commercial Rules") of the American Arbitration Association (the "Association"), as supplemented by the procedures set forth in Exhibit "C" to this Agreement.

                  (i) GOVERNING LAW. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

                  (j) NO THIRD-PARTY BENEFICIARIES. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed for the benefit of any other person or entity.

                  (k) CONTACTS WITH THE PRESS AND ANALYSTS. The Employee shall not discuss with reporters or members of the press or other media or with stock analysts or members of the financial community the business or activities of the Company, BPMC or any affiliate thereof without the approval of BPMC, and the Employee shall use his best efforts to conform any of his statements to such individuals concerning such matters to the recommendations of a senior executive officer of BPMC. Nothing set forth herein shall require the Employee to make any false or misleading statement or to violate any applicable statute, regulation or common law duty. The Employee shall not issue any press release without the written approval of BPMC.

                  (l) ARBITRATION AND D&O INSURANCE. From the date hereof: (i) for purposes of Article 8 of BPMC's by-laws, relating to indemnification, or any successor provision, the Employee shall be treated as an officer of BPMC serving as an employee of the Company at BPMC's request, and (ii) BPMC shall cause the Employee to be insured under its directors' and officers' insurance policy and/or any similar policy subsequently in force to the same extent as the other senior executive officers of BPMC.

            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.


                                    DOLPHIN INC.


                                    By: /s/ Andrew K. Gardner
                                       -----------------------------------------
                                          Andrew K. Gardner, President



                                    /s/ Andrew K. Gardner
                                    --------------------------------------------
                                    ANDREW K. GARDNER

ACCEPTED AND AGREED TO WITH
RESPECT TO THE SPECIFIC
PROVISIONS OF PARAGRAPHS
4(c)(i), 4(c)(iv), 10, 11(e)
AND 11(l) HEREOF:

BYRON PREISS MULTIMEDIA COMPANY, INC.



By: /s/ Byron Preiss
   -----------------------------------------
   Name:    Byron Preiss, President

                                  EXHIBIT "A"

                       Responsibilities of Andrew Gardner
                        President and CEO, Dolphin, Inc.

      o Supervise senior staff as well as the entire staff, including hiring, management, evaluation, and termination, if necessary

      o Establish and revise, as needed, corporate procedures, policies, organization, and strategic directions, in coordination with the Company's Board of Directors

      o Supervise project management, software development, and quality assurance procedures and work assignments

      o Coordinate with BPMC on joint Dolphin/BPMC projects and initiatives

      o     Solicit and be responsible for sales of Dolphin products

      o Make sales calls with BPMC upper management as requested by BPMC

      o Attend trade shows historically attended by Dolphin and such additional trade shows as reasonably requested by the Board of Directors of Dolphin or BPMC

      o     Supervise employees in sales activities

      o Supervise the development and maintenance of pre-existing and potential future client relationships

      o Help conceptualize projects with Dolphin staff and clients

      o     Review sales materials

      o Review and authorize proposals, including proposed features, budgets and schedules

      o Supervise client negotiations over project features, budgets, and schedules

      o     Negotiate and authorize project contracts

      o Review and authorize invoicing, payables, major purchases, benefits, and payroll

      o     Review financial statements


      o Maintain all other material responsibilities undertaken by Employee during 1996

                                  EXHIBIT "B"

                                    BENEFITS


                       Employee Stock Option Plan of BPMC

                        Executive Disability Plan of BPMC

                    Dolphin Inc. Profit Sharing/Pension Plan

                            Dolphin Inc. Health Plan

                    Any additional BPMC benefits described in
                 Schedule 3.11A of the Purchase Agreement other
                  than the BPMC 401-K plan and BPMC Group Major
                  Medical and Hospitalization Insurance Plan.

                                  EXHIBIT "C"

                             Arbitration Procedures


            1. Any party seeking arbitration of any issues arising under or in connection with this Agreement shall give notice of a demand to arbitrate (the "Demand") to the other party and to the American Arbitration Association (the "Association"). The Demand shall: (i) specify the issues to be determined; (ii) include a copy of this arbitration provision; and (iii) designate an arbitrator who shall have no prior or existing personal or financial relationship with the designating party.

            2. Within  forty-five  (45) days after receipt of the Demand (thirty
(30) days in the event of an Accelerated Arbitration), the other party shall give notice (the "Response") to the party that demanded arbitration and to the Association. The Response shall: (i) specify any additional issues to be arbitrated; (ii) respond to the issues raised by the party that sent the Demand; and (iii) designate a second arbitrator who shall have no prior or existing personal or financial relationship with the designating party.

            3. If no Response is received within the period set forth in Section 2 above, the party failing to respond within such period shall be deemed to have conceded the issues set forth in the Demand and the arbitrator designated in the Demand shall enter a default award for the party making the Demand. If a Response is received within the period set forth in Section 2 above but the
Response does not designate a second arbitrator, the Association shall immediately designate the second arbitrator.

            4. If a Response is received within the period set forth in Section 2 above, the two arbitrators designated pursuant to the foregoing provisions shall designate a third arbitrator within ten (10) days after the designation of the second arbitrator (five (5) days in the event of an Accelerated
Arbitration). If the two arbitrators cannot agree on the designation of the third arbitrator within such period, the Association shall designate the third arbitrator.

            5. The arbitration panel as designated above shall proceed with the Arbitration by giving notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. Within twenty (20) days after all three arbitrators have been appointed (ten (10) days in the event of an Accelerated Arbitration), an initial meeting among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the Arbitration, including: (i) the definition of the issues;
(ii) the scope,
timing and type of discovery (if any), which may at the discretion of the arbitrators include production of documents in the possession of the parties and/or depositions; (iii) the exchange of documents and the filing of detailed statements of claims and prehearing memoranda; (iii) the schedule and place of hearings; and (iv) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. The arbitrators shall take all steps as may be practicable to conduct an Accelerated Arbitration as expeditiously as possible. The arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement and the substantive law specified by the Agreement. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award.

            6. The parties agree that the arbitrators shall have no power to alter or modify any express provision of the Agreement or to render any award which, by its terms, effects any such alteration or modification.

            7.  Upon  written  demand to any  party to the  Arbitration  for the production of documents and things (including computer discs and data) reasonably related to the issues being arbitrated, the party upon which such demand is made shall promptly produce, or make available for inspection and copying, such documents or things without the necessity of any action by the arbitrators, provided, however, that no such demand shall be effective if made more than ninety (90) days after the receipt of the Response (or such shorter period as the arbitrators shall determine).

            8. The arbitrators shall have the power to grant any and all relief and remedies, whether at law or in equity, that could be granted by a court with jurisdiction over the issues being arbitrated and such other relief as may be available under the Commercial Rules of the Association but shall have no power to award punitive damages. Any award of the arbitrators shall include pre-award and post-award interest at a rate or rates considered just under the circumstances by the arbitrators. The decision of the arbitrators shall be final and shall constitute an "award" within the meaning of the Commercial Rules. Judgment upon the arbitration award may be entered in any court with jurisdiction as if it were a judgment of that court.

            9. Notwithstanding any other provision hereof to the contrary, the arbitrators shall have the power to assess to either party or to apportion between the parties any and all fees and expenses incurred in connection with the arbitration, including, without limitation, reasonable attorney's fees.

            10. Notwithstanding any other provision hereof to the contrary, the parties specifically reserve the right to seek in court a temporary restraining order, preliminary injunction or similar non-permanent decree, but hereby grant the arbitration tribunal the right to make a final determination of the parties' rights and to dissolve, modify or render permanent any such judicial order, injunction or decree.

            11. Notwithstanding any other provision hereof to the contrary, the parties may modify any arbitration provision by mutual consent.




                                      3